Exhibit 99.1

Skyline Corporation 2520 By-Pass Road P.O. Box 743 Elkhart, Indiana 46515-0743 (574) 294-6521

Subject: FIRST QUARTER REPORT	Approved by: JON S. PILARSKI

ELKHART, INDIANA — OCTOBER 15, 2015

SKYLINE REPORTS FISCAL 2016 FIRST QUARTER RESULTS AND COMMENTS ON PAST

TWELVE MONTHS

In the first quarter of fiscal 2016, Skyline Corporation (NYSE MKT: SKY) (“Skyline” or the “Corporation”) reported the following results:

•	Net sales from continuing operations of $48,742,000, a decrease of 2% over net sales of $49,604,000 from continuing operations in the year ago quarter.

•	Net loss from continuing operations of $895,000 as compared to a net loss of $1,209,000 from continuing operations which occurred in first quarter of fiscal 2015.

•	Net income from discontinued operations of $61,000 as compared to a net loss of $2,564,000 from discontinued operations in the first quarter of fiscal 2015.

•	Net loss of $834,000 or $0.10 per share as compared to a net loss of $3,773,000 or $0.45 per share in the first quarter of fiscal 2015.

Skyline’s Chairman of the Board, John C. Firth, noted that the past twelve months have been eventful for the Corporation. During this time, Skyline implemented a number of recommendations of the Special Committee of Directors that had been charged to consider all strategic alternatives available to the Corporation. In discharging its responsibilities the Committee necessarily conducted a thorough and objective assessment of the Corporation and its prospects. In this regard, Skyline has

1.	Exited the Recreational Vehicle business to focus on its core manufactured housing business;

2.	Secured a $10 million renewable three-year secured revolving credit facility to support the Corporation’s strategic plan;

3.	Appointed the Corporation’s first ever independent Chairman of its Board to facilitate close and effective oversight and accountability of the management team;

4.	Adopted a Stock Incentive Plan to assist the Corporation in attracting, incenting and retaining key executives while simultaneously aligning their interests with those of our shareholders;

Skyline Corporation 2520 By-Pass Road P.O. Box 743 Elkhart, Indiana 46515-0743 (574) 294-6521

Subject: FIRST QUARTER REPORT	Approved by: JON S. PILARSKI

5.	Added another highly qualified independent director, Richard Newsted, to the Company’s Board; and

6.	Appointed a new Chief Executive Officer with a demonstrated record of success, Richard Florea, to lead the Corporation at this important time.

“We are pleased that the Corporation’s shareholders elected Rich Newsted to the Board and approved the Company’s 2015 Stock Incentive Plan at the recent annual shareholders’ meeting on September 21, 2015,” Firth commented. “We are also pleased to welcome Rich Florea back to Skyline. He has only been on the job for a little over two months but he has hit the ground running and hasn’t stopped since. These and other actions we have taken this past year are calculated to position Skyline to drive increasingly profitable sales in the months and years ahead.”

Forward-Looking Statements

This document contains certain forward-looking information about Skyline that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of statements that include, but are not limited to, phrases such as “believe,” “expect,” “future,” “anticipate,” “intend,” “plan,” “foresee,” “may,” “should,” “will,” “estimates,” “potential,” “continue,” or other similar words or phrases. Similarly, statements that describe the Corporation’s objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline. Skyline cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include, but are not limited to: consumer confidence and economic uncertainty; availability of wholesale and retail financing; the health of the U.S. housing market as a whole; federal, state, and local regulations pertaining to the manufactured housing industry; the cyclical nature of the manufactured housing, modular housing and park model industries; general or seasonal weather conditions affecting sales; potential impact of natural disasters on sales and raw material costs; potential periodic inventory adjustments by independent retailers; interest rate levels; the impact of inflation; the impact of high or rising fuel costs; the cost of labor and raw materials; competitive pressures on pricing and promotional costs; catastrophic events impacting insurance costs; the availability of insurance coverage for various risks to the Corporation; market demographics; and management’s ability to attract and retain executive officers and key personnel.

Skyline Corporation 2520 By-Pass Road P.O. Box 743 Elkhart, Indiana 46515-0743 (574) 294-6521

Subject: FIRST QUARTER REPORT	Approved by: JON S. PILARSKI

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, the developments and future events concerning Skyline set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document. Skyline assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)	Three Months Ended August 31, (Unaudited)
	2015	2014
Net sales from continuing operations	$48,742	$49,604

Loss from continuing operations, net of taxes	(895)	(1,209)

Income (loss) from discontinued operations, net of taxes	$61	$(2,564)

Net loss	$(834)	$(3,773)

Basic loss per share	$(.10)	$(.45)

Number of weighted average common shares outstanding	8,391,244	8,391,244

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands)	August 31, 2015	May 31, 2015
	(Unaudited)
ASSETS

Cash	$6,672	$4,995
Accounts receivable	12,064	15,259
Inventories	10,498	9,008
Worker’s compensation security deposit	1,015	1,732
Other current assets	1,540	447
Assets of discontinued operations	137	140

Total Current Assets	31,926	31,581

Property, Plant and Equipment, net	11,391	11,569

Other Assets	7,299	7,289

Total Assets	$50,616	$50,439

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$3,617	$3,025
Accrued liabilities	12,480	11,988
Liabilities of discontinued operations	108	104

Total Current Liabilities	16,205	15,117

Total Non-Current Liabilities	11,872	11,949

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	83,043	83,877
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	22,539	23,373

Total Liabilities and Shareholders’ Equity	$50,616	$50,439